AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IFR HOLDING CORPORATION

IFR Holding Corporation (the “Corporation”), a corporation originally incorporated under the same name on January 26, 1998, and organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That by written consent in lieu of a meeting, the Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable that the Certificate of Incorporation of the Corporation be amended and restated in its entirety as set forth in Paragraph THIRD of this Amended and Restated Certificate of Incorporation and calling a meeting of the stockholders of the Corporation for consideration thereof. This Amended and Restated Certificate of Incorporation was thereto duly adopted and approved by the sole stockholder of the Corporation by written consent in lieu of a meeting.

SECOND: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

THIRD: That the Amended and Restated Certificate of Incorporation, as amended and restated hereby, reads in its entirety as follows:

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
IFR SYSTEMS, INC.

ARTICLE I - GENERAL PROVISIONS

(a) Name. The name of this Corporation shall be IFR Systems, Inc.

(b) Address of Registered Office. The address of the registered office is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

(c) Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

(d) Shares of Capital Stock. The aggregate number of shares which the Corporation shall have the authority to issue is 51,000,000 shares, divided into two classes consisting of 1,000,000 shares of preferred stock, par value $.0l per share (the “Preferred Stock”), and 50,000,000 shares of common stock, par value $.01 pre share (the “Common Stock”). Shares of the Preferred Stock may be issued from time to time in one or more series, which series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares adopted by the Board of Directors of the Corporation. The authority for the adoption of such resolution or resolutions is hereby expressly granted to and vested in the Board of Directors of the Corporation and shall include authority to specify the number of shares of any series of Preferred Stock and to provide, as to any series of Preferred Stock, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are from time to time permitted under the General Corporation Law of the State of Delaware.

(e) Incorporator. The name and mailing address of the incorporator are as follows:

Alfred H. Hunt, III
10200 West York
Wichita, Kansas 67215

ARTICLE II - BOARD OF DIRECTORS

(a) Number, Election and Terms. Except as otherwise fixed by or pursuant to the provisions of Article I hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, there shall be seven members of the Board of Directors of the Corporation. The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be divided or classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to serve for a term expiring at the annual meeting of shareholders held in 1998 (the “1998 Class”), another class to serve for a term expiring at the annual meeting of shareholders to be held in 1999 (the “1999 Class”), and a third class to serve for a term expiring at the annual meeting of shareholders to be held in 2000 (the “2000 Class”), with each class to hold office until its successor is elected and qualified. At each annual meeting of the shareholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. The election of directors need not be by written ballot. The names and mailing addresses of the persons who are to serve as initial directors until their successors are elected and qualified and their initial classifications are set forth below:

(i)	The 1998 Class:

	Donald L. Graf	A. Duda & Sons, Inc.
1975 W. State Road 426
Oviedo, Florida 32765

	Ralph R. Whitney, Jr.	Hammond, Kennedy, Whitney & Co.
230 Park Avenue, Suite 1616
New York, New York 10169
(ii)	The 1999 Class:

	John V. Grose	Navair, Inc.
2450 Deny Road East, Hangar #2
Mississauga, Ontario
Canada L5S 1B2

	Oscar L. Tang	Reich & Tang
600 Fifth Avenue, 8th Floor
New York, New York 10020

(iii)	The 2000 Class:

	William W. Cogswell, III	Alamo Corporation Center #1020
102 S. Tejon
Colorado Springs, CO 80903

	Alfred H. Hunt, III	IFR Systems, Inc.
10200 West York,
Wichita, Kansas 67215

Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

(b) Nomination of Director Candidates. Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or a nominating committee appointed by the Board of Directors or by any shareholder entitled to vote in the election of directors generally. However, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders not less than twenty (21) days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Security and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

(c) Newly Created Directorships and Vacancies. Except as otherwise provided for or fixed by or pursuant to the provisions of Article I hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filed by the affirmative vote a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(d) Removal. Notwithstanding any other provision of this Certificate or the Bylaws of the Corporation (and not withstanding the fact that some lesser percentage may be specified by law), this Certificate or the Bylaws of the Corporation, and subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of 85% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors considered for this purpose as one class).

(e) Meetings of Directors. Meetings of the Board of Directors may be held upon the call of the President, or a majority of the members of the Board of Directors, at any place within or without the State of Delaware, upon forty-eight (48) hours' notice, specifying the time, place and general purposes of the meeting, given to each director, either personally, by mailing, or by telegram. At any meeting at which all directors are present, notice of the time, place and purpose thereof shall be deemed waived; and similar notice may likewise be waived by absent directors, either by written instrument or by telegram.

(f) Take Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting if a written consent thereof is signed by all members of the Board, or of such committee, as the case may be, and such written consent or consents are filed with the minutes of proceedings of such Board of Directors or committee.

(g) Quorum. At any meeting of the Board of Directors, the presence of a majority of the whole Board of Directors shall constitute a quorum for the transaction of any business, except the filling of vacancies in the Board of Directors. As used in this Certificate, the term “whole Board” means the total number of directors which the Corporation would have if there were no vacancies.

(h) Compensation of Directors. The Board of Directors is empowered and authorized to fix and determine the compensation of directors for attendance at meetings of the Board; and additional compensation for such additional services any of such directors may perform for the Corporation.

(i) Participation in Meetings by Means of Conference Telephone or Other Similar Communications Equipment. A member of the Board of Directors or of a committee designated by the Board may participate in a meeting of the Board or committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation by these means constitutes presence in person at the meeting.

(j) Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors and of the shareholders of the Corporation and shall perform all such additional services for the Corporation as, from time to time, may be assigned to him by the Board of Directors.

The Chairman of the Board shall serve without salary but shall be entitled to compensation as hereinabove permitted.

(k) Committees.

(i) Committees of the Board of Directors. The Board of Directors, by a vote of a majority of the whole Board, may from time to time designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect a director or directors to serve as a member or members, designating, if it desires, other directors as alternative members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

(ii) Conduct of Business. Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all members of all meetings; one-third of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committee.

(1) Director's Liability. No member of the Board of Directors shall be personally liable to the Corporation or its shareholders for monetary damages for the breach of such director's fiduciary duty as a director, provided that this section shall not eliminate the liability of such director (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of Title 8 of the Delaware Code relating to the liability of the director for unlawful payments of dividends or unlawful stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. This paragraph (1) shall not eliminate the liability of a director for acts or omissions occurring prior to the date this paragraph (1) becomes effective.

(m) Amendment, Repeal, etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 85% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to alter, amend, or repeal this Article II or adopt any provision inconsistent with this Article II.

ARTICLE III - SHAREHOLDER ACTION

Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of shareholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the whole Board. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 85% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to alter, amend, or repeal this Article III or adopt any provision inconsistent with this Article III.

ARTICLE IV - OFFICERS

(a) Number. The officers of the Corporation shall consist of the Chief Executive Officer, a President, a Treasurer, a Secretary, and such Vice Presidents and subordinate officers as may be chosen by the Board of Directors at such time and in such manner and for such terms as the Board of Directors may prescribe. Any number of offices may be held by the same person.

(b) Election, Term of Office, and Qualifications. The officers shall be chosen annually by the Board of Directors. Each officer shall hold office until his successor is chosen and qualified, or until his death, or until he shall have resigned or shall have been removed in the manner hereinafter provided.

(c) Removal. Any officer may be removed, either with or without cause, at any time, by the Board of Directors at any meeting thereof or by written consent.

(d) Resignations. Any officer may resign at any time by giving written notice to the Board of Directors, or to the Chief Executive Officer, the President or the Secretary. Such resignation shall take effect at the time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(e) The Chief Executive Officer. The Chief Executive Officer, who shall be chosen from among the directors, shall have general supervision, direction and control over the business and affairs of the Corporation, subject, however, to the control of the Board of Directors. He shall, in general, perform all duties incident to the office of the Chief Executive Officer and such other duties as, from time to time, may be assigned to him by the Board of Directors.

(f) The President. The President, who shall be chosen from among the Board of Directors, shall have management responsibility for the operation of the Corporation, subject, however, to the control of the Board of Directors and the Chief Executive Officer. He shall, in general, perform all duties incident to the office of the President and such other duties as, from time to time, may be assigned to him by the Board of Directors or the Chief Executive Officer.

(g) The Vice Presidents. The Vice President or each Vice President (if one or more Vice Presidents be elected or appointed) shall have such powers and perform such duties as the Board of Directors may, from time to time, prescribe or as the Chief Executive Officer may, from time to time, delegate to him.

(h) The Secretary. The Secretary shall keep or cause to be kept in books provided for the purpose the minutes of the meetings of the shareholders and of the Board of Directors; shall see that all notices are duly given in accordance with the provisions of the Code of Bylaws and as required by law; shall be custodian of the records; and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by the Board of Directors or by the Chief Executive Officer.

(i) The Assistant Secretaries. The Assistant Secretary or each Assistant Secretary (if one or more Assistant Secretaries be elected or appointed) shall assist the Secretary in his duties and shall perform such other duties as the Board of Directors may, from time to time, prescribe or the Chief Executive Officer may, from time to time, delegate to him. At the request of the Secretary or the Chief Executive Officer, any Assistant Secretary may, in the case of the absence or inability to act of the Secretary, temporarily act in his place.

(j) The Treasurer. The Treasurer shall be the financial officer of the Corporation; shall have charge and custody of, and be responsible for, all funds of the Corporation, and deposit all such funds in the name of the Corporation in such banks, trust companies or other depositories as shall be selected by the Board of Directors; shall receive, and give receipts for, monies due and payable to the Corporation from any source whatsoever; and, in general, shall perform all the duties incident to the office of Treasurer and such other duties as, from time to time, may be assigned to him by the Board of Directors or by the Chief Executive Officer.

(k) The Assistant Treasurers. The Assistant Treasurer or each Assistant Treasurer (if one or more Assistant Treasurers be elected or appointed) shall assist the Treasurer in his duties, and shall perform such other duties as the Board of Directors may, from time to time, prescribe or the Chief Executive Officer may, from time to time, delegate to him. At the request of the Treasurer or the Chief Executive Officer, the Assistant Treasurer may, in the case of the absence or inability to act of the Treasurer, temporarily act in his place.

(1) Delegation of Authority. In case of the absence of any officer of the Corporation, or for any other reason that the Board may deem sufficient, the Board may delegate the powers or duties of such officer to any other officer or to any director, for the time being, provided a majority of the entire Board concurs therein.

(m) Salaries. The salaries of the officers shall be fixed, from time to time, by the Board of Directors. No officer shall be prevented from receiving such salary by reason of the fact he is also a director of the Corporation.

ARTICLE V - INDEMNIFICATION OF
DIRECTORS, OFFICERS AND OTHERS

(a) Indemnification in General. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the maximum extent permitted under the General Corporation Law of the State of Delaware.

(b) Non-Exclusive. The indemnification provided herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in. another capacity while holding the office or position entitling him to indemnification, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(c) Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the General Corporation Law of the State of Delaware or of this Certificate of Incorporation.

The Corporation's indemnity of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be reduced by any amounts such person may collect as indemnification (i) under any policy of insurance purchased and maintained on his behalf by the Corporation or (ii) from such other corporation, partnership, joint venture, trust or other enterprise.

(d) Amendment, Repeal, etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 85% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to alter, amend, or repeal this Article V or adopt any provision inconsistent with this Article V.

ARTICLE VI - PROVISIONS FOR REGULATIONS OF
BUSINESS AND CONDUCT OF AFFAIRS OF CORPORATION

(a) Interest of Directors in Contracts. Any contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the Corporation and any corporation or association of which one or more of its directors are shareholders, members, directors, officers, or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence of such director or directors at the meeting of the Board of Directors of the Corporation which acts upon, or in reference to, such contract or transaction, and notwithstanding his or their participation in such action, provided (i) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the Shareholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee or the Shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction. This Section shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable thereto.

(b) Amendment. Repeal, etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 85% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to alter, amend, or repeal this Article VI or adopt any provision inconsistent with this Article VI.

ARTICLE VII- CERTAIN BUSINESS COMBINATIONS

(a) Vote Required for Certain Business Combinations.

(1) Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in this Article VII:

(i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $1,000,000 or more; or

(iii) the insurance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

(v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of (x) the holders of at least 85% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the Voting Stock), considered for this purpose as one class; and (y) the holders of a majority of the Voting Stock not owned by any Interested Shareholder or any Affiliate of any Interested Shareholder or any Affiliate of any Interested Shareholder, considered for this purpose as one class. It is understood that for purposes of this Article VII, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article I of this Certificate of Incorporation. Such affirmative voting requirements shall be fulfilled notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

(2) Definition of “Business Combination”. The term Business Combination as used in this Article VII shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph (1) of this Section (a).

(b) When Higher Vote Is Not Required. The provisions of Section (a) of this Article VII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs (1) and (2) are met:

(1) Approval by Disinterested Directors. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

(2) Price and Procedure Requirements. All of the following conditions shall have been met:

(i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

(A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it (1) within the two year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; and

(B) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article VII as the “Determination Date”), whichever is higher.

(ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (2) (ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock):

(A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Shareholder, whichever is higher;

(B) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(C) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

(iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class of Voting Stock. If the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

(iv) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except a necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such. annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (c) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

(v) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

(c) Certain Definitions. For the purposes of this Article VII:

(1) A “person” shall mean any individual, firm, corporation or other entity.

(2) “Interested Shareholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:

(i) is the beneficial owner, directly or indirectly, of more than 20% of the voting power of the outstanding Voting Stock; or

(ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20% or more of the voting power of the then outstanding Voting Stock; or

(iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(3) A person shall be a “beneficial owner” of any Voting Stock:

(i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

(ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(4) For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph (2) of this Section (c), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (3) of this Section (c) but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(5) “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on November 30, 1985.

(6) “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (2) of this Section (c), the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

(7) “Disinterested Director” means any member of the Board of Directors of the Corporation (i) who is named as a director in Article II of this Certificate of Incorporation; or (ii) who subsequently became a director of the Corporation and who either (x) was elected to fill a vacancy by a majority of the Disinterested Directors remaining after such vacancy was created, or (y) was nominated for election by the Corporation's shareholders by a vote of a majority of the Disinterested Directors then on the Board of Directors.

(8) “Fair Market Value” means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

(9) In the event of any Business Combination in which the Corporation survives, the phrase “other consideration to be received” as used in paragraphs (2)(i) and (ii) of Section (b) of this Article VII shall include the share of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

(d) Powers of the Board of Directors. A majority of the directors of the Corporation shall have the power and duty to determine for the purpose of this Article VII, on the basis of information known to them after reasonable inquiry, (i) whether a person is an Interested Shareholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, (iv) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

(e) No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article VII shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

(f) Amendment. Repeal, etc. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of 85% or more the outstanding Voting Stock (considered for this purpose as one class), shall be required to alter, amend, or repeal this Article VII or adopt any provision consistent with this Article VII.

ARTICLE VIII - BYLAW AMENDMENTS

The Board of Directors shall have power to make, alter, amend and repeal the Bylaws of the Corporation. Any Bylaws made by the Board of Directors under the powers conferred hereby may be altered, amended or repealed by the Directors or by the shareholders upon the affirmative vote of the holders of at least 85% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of 85% or more of the outstanding Voting Stock (considered for this purpose as one class) shall be required to alter, amend, or repeal this Article VIII or adopt any provision inconsistent with this Article VIII.

FOURTH: The capital of the Corporation is not being reduced by this amendment.

IN WITNESS WHEREOF, IFR Holding Corporation has caused this Certificate to be signed and attested by its duly authorized officer this 30th day of January, 1998.

IFR HOLDING CORPORATION

By:	/s/ Alfred H. Hunt, III
Alfred H. Hunt, III, President

ATTEST:

/s/ Charles J. Woodin
Charles J. Woodin, Secretary

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
IFR SYSTEMS, INC.

IFR Systems, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that such amendment be considered at the next annual meeting of the shareholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Board of Directors of IFR Systems, inc. hereby declares it advisable and hereby authorizes, approves and proposes, that paragraph (a) of Article II of the Corporation's Amended and Restated Certificate of Incorporation be amended to read as follows:

(a) Number, election and terms. Except as otherwise fixed by or pursuant to the provisions of Article I hereof relating to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect additional directors under specified circumstances, there shall be eight members of the Board of Directors of the Corporation. The Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, shall be divided or classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, with the terms of the current seven directorships and the newly created eighth directorship to serve for a term expiring at the annual meeting of shareholders as set out below. Each Director shall hold office until his or her successor is elected and qualified. At each annual meeting of the shareholders of the Corporation, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. The election of Directors need not be by written ballot. The names and terms of the current Directors and the term of the newly created directorship are as follows:

(i) terms will expire in 1999:

John V. Grose	6375 Dixie Road, Unit 7, Mississauga, Ontario
Canada L6W 2G1

Oscar L. Tang	Riech & Tang, 600 Fifth Avenue, 8th Floor
New York, NY 10020

(ii) terms will expire in 2000:

Wilton W. Cogswell, III	Alamo Corporate Center, #1020
102 S. Tejon, Colorado Springs, CO 80903

Alfred M. Hunt, III	10200 W. York Street, Wichita, KS 67215

Iain M. Robertson	Longacres House, Norton Green Road,
Stevenage, Hertfordshire, England
SG1 2BA

(iii) terms will expire in 2001:

Donald L. Graf	A. Duda & Sons, Inc.
1975 W. State Road 426, Oviedo, FL 32765

Ralph R. Whitney, Jr.	Hammond, Kennedy, Whitney & Co.
230 Park Avenue, Suite 1616,
New York, NY 10169

(iv) term will expire in 2002:

newly created directorship

Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more Director of the Corporation, the terms of the Director or Directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

RESOLVED FURTHER, that the Board of Directors of IFR Systems, Inc. hereby authorizes and directs that the above proposed amendment to paragraph (a) of Article II of the Amended and Restated Certificate of Incorporation be submitted to a vote of the shareholders of the Corporation at the next annual meeting of shareholders.

SECOND: That thereafter, pursuant to resolution of the Board of Directors, the annual meeting of the shareholders of the Corporation was duly called and held, upon notice, in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares, as required by statute, were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, IFR Systems, Inc. has caused this certificate to be signed by Alfred H. Hunt Ill, Chairman of its Board of Directors, and Charles J. Woodin, its Secretary, this 9th day of September, 1999.

/s/ Alfred H. Hunt III
IFR Systems, Inc.
Alfred H. Hunt Ill
Chairman of the Board of Directors

ATTEST:
/s/ Charles J. Woodin
Charles J. Woodin, Secretary

STATE OF KANSAS	) ss.

SEDGWICK COUNTY	)

BE IT REMEMBERED, that on this 9th day of September, 1999, before me, a Notary Public within and for the County and State aforesaid, came Alfred H. Hunt, III and Charles J. Woodin, who are personably known to me and known to me to be the same persons who executed the foregoing Certificate of Amendment to articles of incorporation, and said person duly acknowledged to me their execution of the same as and for their fee and voluntary act and deed, for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal at Wichita, Kansas, the day and year first above written.

/s/ Kathi Dalke Monares
Notary Public
My appointment expires: March 5, 2002

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

TESTCO ACQUISITION CORP.

INTO

IFR SYSTEMS, INC.

TESTCO ACQUISITION CORP., a corporation organized and existing under the laws of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That this corporation was incorporated on the 1st day of April, 2002, pursuant to the General Corporation Law of the State of Delaware.

SECOND: That this corporation owns at least ninety percentum of the outstanding shares of the common stock of IFR Systems, Inc., a corporation incorporated on the 26th day of January, 1998 pursuant to the General Corporation Law of the State of Delaware.

THIRD: That this corporation, by the following resolutions of its Board of Directors, duly adopted at a meeting held on the 18th day of June, 2002, filed with the minutes of the Board, determined to and did merge itself into said IFR Systems, Inc.:

RESOLVED, that Testco Acquisition Corp. merge, and it hereby does merge itself into IFR Systems, Inc., which assumes all of the obligations of Testco Acquisition Corp.; and

FURTHER RESOLVED, that the merger shall be effective at 5:00 p.m. upon the date of filing with the Secretary of State of Delaware; and

FURTHER RESOLVED, that the terms and conditions of the merger are as follows:

At the Effective Time:

(a)
Each share of IFR common stock that is owned by Testco Acquisition Corp., Aeroflex Incorporated (“Parent”), any of their respective subsidiaries, or IFR Systems, Inc. shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(b)
Each issued and outstanding share of IFR common stock, other than  shares of IFR common stock to be cancelled as set forth above and shares as to which dissenter's rights have been exercised, shall automatically be converted into the right to receive $1.35 in cash (the “Merger Consideration”), payable, without interest, to the holder of such share of IFR common stock, upon surrender of the certificate that formerly evidenced such share. All such shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate; and

(c)
Each issued and outstanding share of common stock, par value $.01 per share, of Testco Acquisition shall be convened into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

FURTHER RESOLVED, that the proposed merger shall be submitted for the written consent of the stockholders of Testco Acquisition Corp; and upon receiving such consent of the holders of at least a majority of the outstanding stock entitled to vote thereon of Testco Acquisition Corp., the merger shall be approved; and

FURTHER RESOLVED, that the proper officers of IFR Systems, Inc. be, and they hereby are directed to notify each stockholder of record of said IFR Systems, Inc., entitled to notice within 10 days after the effective date of filing of the Certificate of Ownership and Merger, that said Certificate of Ownership and Merger has become effective; and

FURTHER RESOLVED, that the proper officers of this corporation be and he or she is hereby directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge itself into said 1FR Systems, Inc., and the date of adoption thereof, and to cause the same to be filed with the Secretary of State and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in anywise necessary or proper to effect said merger, and

FOURTH: That the sole stockholder of this corporation did approve the merger by unanimous written consent dated June 18, 2002.

FIFTH: That the proposed merger has been adopted, approved, certified, executed and acknowledged by Testco Acquisition Corp. in accordance with the laws of the State of Delaware, under which the Corporation was organized.

SIXTH: The Amended and Restated Certificate of Incorporation of IFR Systems, Inc. is amended as follows:

Article I (d) of the Amended and Restated Certificate is hereby amended and restated as follows:

“(d)	SHARES OF CAPITAL STOCK. The total number of shares of stock which the corporation shall have authority to issue is ONE THOUSAND FIVE HUNDRED (1,500), par value $0.001 per share.”

Article II of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and the following is inserted in lieu thereof

“ARTICLE II -BY-LAWS.

The Board of Directors of the Corporation shall expressly have the power and authorization to make, alter and repeal the By-Laws of the Corporation, subject to the reserved power of the stockholders to make, alter and repeal any By-Laws adopted by the Board of Directors. Unless and except to the extent required by the By-Laws of the Corporation, elections of directors need not be by written ballot.”

Article III of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and the following is inserted in lieu thereof

“ARTICLE III - INDEMNIFICATION.

Each person who at any time is or shall have been a director or officer of the Corporation and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or he or his testator or intestate was, a director, officer, employee or agent of the Corporation, or served at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such threatened, pending or completed action, suit or proceeding to the full extent authorized under Section 145 of the General Corporation Law of the State of Delaware. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which such director, officer, employee or agent may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors, or otherwise.”

Article IV of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and the following is inserted in lieu thereof.

“ARTICLE IV - UNCLAIMED DIVIDENDS.

Any and all right, title, interest and claim in or to any dividends declared by the Corporation, whether in cash, stock, or otherwise, which are unclaimed by the stockholder entitled- thereto for a period of six (6) years after the close of business on the payment date shall be and be deemed to be extinguished and abandoned; such unclaimed dividends in the possession of the Corporation, its transfer agents, or other agents or depositories, shall at such time become the absolute property of the Corporation, free and clear of any and all claims for any person whatsoever.”

Article V of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and the following is inserted in lieu thereof.

“ARTICLE V - LIABILITY OF DIRECTORS.

Any and all directors of the Corporation shall not be liable to the Corporation or any stockholder thereof for monetary damages for breach of fiduciary duty as director except as otherwise required by law. No amendment to or repeal of this Article V shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.”

Article VI of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and the following is inserted in lieu thereof.

“ARTICLE VI - AMENDMENTS.

From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by the Certificate of Incorporation are granted subject to the provisions of this Article VI.”

Articles VII and VIII of the Amended and Restated Certificate of Incorporation are hereby deleted in their entirety.

SEVENTH Anything herein or elsewhere to the contrary notwithstanding, this merger may be amended or terminated and abandoned by the Board of Directors of Testco Acquisition Corp. at any time prior to the time that this merger filed with the Secretary of State becomes effective.

IN WITNESS WHEREOF, said Testco Acquisition Corp. has caused this Certificate to be signed by Michael Gorin, its President, this 18th day of June, 2002.

TESTCO ACQUISITION CORP.

By:	/s/ Michael Gorin
Michael Gorin
President